UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 21, 2008

Dear Fellow Shareholder:

You are invited to the 2008 Annual Meeting of Shareholders on Wednesday, May 7, 2008, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors and an advisory vote on the selection of the company’s independent auditors. Shareholders may raise other matters, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card, return envelope and the 2007 Annual Report.

Your vote is important. We encourage you to consider carefully the matters before us. To ensure that your shares are represented at the meeting, you may complete, sign and return the proxy card, or you may use the telephone or Internet voting systems.

Please let us know if you plan to attend so that we can send you an admission card.

Sincerely yours,

Nicholas D. Chabraja

Chairman of the Board of Directors and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 7, 2008

The Proxy Statement and 2007 Annual Report are available at www.generaldynamics.com/2008proxy.

The 2008 Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 7, 2008, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

1.	the election of 13 directors;

2.	an advisory vote on the selection of KPMG LLP as the company’s independent auditors for 2008;

3.	the shareholder proposal regarding ethical criteria for military contracts, provided it is presented properly at the meeting;

4.	the shareholder proposal regarding special shareholder meetings, provided it is presented properly at the meeting; and

5.	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1 and 2.

The Board of Directors unanimously recommends that you vote AGAINST proposals 3 and 4.

The Board of Directors set the close of business on March 10, 2008, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the 2008 Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the telephone or Internet voting systems.

We are enclosing a copy of the 2007 Annual Report with this Notice and Proxy Statement.

By Order of the Board of Directors,

David A. Savner

Secretary

Falls Church, Virginia

March 21, 2008

Proxy Statement

March 21, 2008

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the 2008 Annual Meeting of Shareholders (the Annual Meeting) to be held on May 7, 2008, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being forwarded on or about March 21, 2008, to holders of the company’s common stock, par value $1.00 per share (the Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

All shareholders of record at the close of business on March 10, 2008, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had issued and outstanding 398,155,521 shares of Common Stock.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of our Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record, you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on your proxy card. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present at the Annual Meeting proof of ownership of our Common Stock, such as a bank or brokerage statement.

Quorum for the Transaction of Business.    A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Voting

Voting Procedures.    You must be a shareholder of record on the record date to vote your shares. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with the company’s transfer agent, Computershare Trust Company, N.A. (Computershare), as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on behalf of General Dynamics. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the voting procedures outlined below.

Shareholders of record may cast their vote by:

(1)	signing and dating each proxy card received and returning each card using the prepaid envelope;
(2)	calling 1-800-652-VOTE (1-800-652-8683), or, outside the United States, Canada and Puerto Rico, calling 1-781-575-2300, and following the instructions provided on the phone line;
(3)	accessing www.investorvote.com/gd and following the instructions provided online; or
(4)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 6, 2008. Please note that the voting deadline differs for participants in the company’s 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(1)	FOR the election of directors as described in this Proxy Statement;
(2)	FOR the selection of KPMG LLP (KPMG) as the independent auditors of the company;
(3)	AGAINST the two shareholder proposals described in this Proxy Statement; and
(4)	in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record, you are a beneficial owner of those shares rather than a shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record will forward the proxy materials to you. As a beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

The Northern Trust Company (Northern Trust) is the holder of record of the shares of Common Stock held in the company’s 401(k) plans – the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees. If you are a participant in one of these plans, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Northern Trust, as plan trustee, how to vote your shares. In the absence of voting instructions, Northern Trust has the right to vote shares at its discretion.

Computershare provides proxy materials to participants in these plans on behalf of Northern Trust. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Northern Trust. To allow sufficient time for Northern Trust to vote your 401(k) plan shares, your vote, or any re-vote as described below, must be received by 9:00 a.m. Eastern Time on May 5, 2008.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to the Corporate Secretary of the company;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot.

The General Dynamics Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in the company’s 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. Eastern Time on May 6, 2008. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

Vote Required

Proposal 1 – Election of the Board of Directors.    Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. An abstention will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2 – Selection of Independent Auditors.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposals 3 and 4 – Shareholder Proposals.    Proposals 3 and 4 each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on these matters. Abstentions on either of these proposals will have the effect of a vote against the proposal.

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the advisory vote on the selection of the independent auditors. On non-routine matters, such as shareholder proposals, these holders do not have discretion to vote shares without instructions from beneficial owners and thus are not “entitled to vote” on such proposals. The result is a broker non-vote for those shares.

Voting Tabulation.    Representatives of IVS Associates Inc. will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from the shareholders of General Dynamics by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

General Dynamics will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. General Dynamics will not provide compensation, other than their usual compensation, to directors, officers and other employees of the company who solicit proxies.

Election of the Board of Directors of the Company

(Proposal 1)

This year, 13 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

(1)	the next annual meeting and his or her successor is elected and qualified, or

(2)	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Nicholas D. Chabraja, 65, director since 1994.

Chairman and Chief Executive Officer of the company since June 1997. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Director of The Northern Trust Company.

James S. Crown, 54, director since 1987.

President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

William P. Fricks, 63, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Charles H. Goodman, 74, director since 1991. Vice Chairman of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1973 to 2002.

Jay L. Johnson, 61, director since 2003.

Executive Vice President of Dominion Resources, Inc. (electric and gas services) since December 2002. Chief Executive Officer of Dominion Virginia Power since October 2007. President and Chief Executive Officer of Dominion Delivery from 2002 to 2007. Senior Vice President of Dominion Energy, Inc. from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

George A. Joulwan, 68, director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1990 to 1993. President of One Team, Inc. (consulting) since 1999. Adjunct Professor at the National Defense University from 2001 to 2005. Olin Professor, National Security, at the U.S. Military Academy at West Point from 1998 to 2000.

Paul G. Kaminski, 65, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc. (consulting) since 1997. Senior Partner of Global Technology Partners, LLC (investment banking) since 1998.

John M. Keane, 65, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. President of GSI, LLC (consulting) from 2004 to 2005. Senior Managing Director of Keane Advisors, LLC (consulting) since 2005. Member of the Department of Defense Policy Board. Director of MetLife, Inc.

Deborah J. Lucas, 49, director since 2005.

HSBC Professor of Finance at Northwestern University’s Kellogg School of Management since 1996. Chief Economist at the Congressional Budget Office from 2000 to 2001. Director of Anthracite Capital, Inc.

Lester L. Lyles, 61, director since 2003.

Retired General, U.S. Air Force. Commander of the Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Director of MTC Technologies, Inc., DPL Inc. and KBR, Inc.

Carl E. Mundy, Jr., 72, director since 1998.

Retired General, U.S. Marine Corps. Commandant of the Marine Corps from 1991 to 1995. President and Chief Executive Officer of the World USO from 1996 to 2000. Member of the Advisory Committee to the Comptroller General of the United States from 2001 to 2007. Chairman of the Marine Corps University Foundation since 1995. Director of Schering-Plough Corporation.

J. Christopher Reyes, 54, director since 2007.

Chairman of Reyes Holdings, LLC (food and beverage distribution) since 1997. Director of The Allstate Corporation. Appointed to the Board of Directors in December 2007, Mr. Reyes was recommended as a director nominee by the Nominating and Corporate Governance Committee. Mr. Reyes was initially identified to the committee by a non-management director of the company.

Robert Walmsley, 67, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Director of British Energy Group plc and Cohort plc.

Based on its Bylaws and Corporate Governance Guidelines, the company’s policy is not to nominate individuals for election to the Board of Directors who have reached the age of 72 as of the scheduled date for the annual meeting. However, the Nominating and Corporate Governance Committee recommended and the Board unanimously requested that Charles H. Goodman and Carl E. Mundy, Jr., stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that Mr. Goodman and Mr. Mundy provide to the Board and to maintain continuity at the Board level during the company’s period of ongoing transition in senior management. If elected by the shareholders, Mr. Goodman and Mr. Mundy have agreed to serve as directors.

The company’s Bylaws specify that the number of directors will be not less than five nor more than 15, as determined by the Board. The size of the Board currently is set at 13 members.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and the company’s Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body of the company, except on matters reserved for the shareholders.

Corporate Governance Guidelines

The Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, on the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted governance policies and procedures to ensure effective governance of both the Board and the company. The policies and procedures are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Board benchmarks these guidelines against the best practices of other public companies and considers suggestions made by various groups knowledgeable about corporate governance. Further, the Board regularly evaluates these guidelines to ensure compliance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Board may modify existing policies or adopt new policies to comply with new legislation and with rule changes made by the Securities and Exchange Commission or the New York Stock Exchange.

Codes of Ethics

Since the inception of a formal ethics program in 1985, General Dynamics’ Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. Since 1985, the company has had a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as the company has grown and changed over the years. Our ethics program also includes a 24-hour ethics hotline, which employees can call to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

General Dynamics has also adopted ethics codes specifically applicable to our financial professionals and the Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions for the company. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies the Board’s commitment to manage the company’s business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct handbook, Code of Ethics and Code of Conduct are available on the company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct, on behalf of any executive officer, financial professional or director of the company.

Related Person Transactions Policy

The Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than five percent of the voting securities of the company;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (1) the company will be a participant; (2) the amount involved exceeds $120,000; and (3) any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)	a compensatory arrangement solely related to employment with the company (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board (as the case may be) will consider the best interests of the company and whether the transaction is fair to the company, is on terms that would be obtainable in an arms-length transaction and serves a compelling business reason, and any other factors as it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transactions in 2007 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to the company’s related person transactions policy:

During the second quarter of 2008, Winnepeg, L.L.C., a company of which J. Christopher Reyes is chairman, will complete its purchase of an aircraft from Gulfstream Aerospace Corporation, a subsidiary of General Dynamics, for a price of approximately $33 million. The sales agreement with Gulfstream was entered into in July 2006. The terms and conditions of the sales agreement were negotiated in an arms-length transaction and represent standard terms and conditions.

David Morrison, the husband of Phebe N. Novakovic, an executive officer of the company, joined the Podesta Group, a consulting firm, as an employee on December 28, 2007. The company first retained the Podesta Group to provide consulting services in 2005. Accordingly, the retention of the firm by the company is unrelated to the employment of Mr. Morrison by the firm. The company expects that the firm will continue to provide consulting services during 2008. The company has paid the firm approximately $61,000 for services provided during January and February 2008 at a rate of $30,500 per month.

Director Independence

The Board of Directors assesses the independence of the company’s directors and examines the nature and extent of any relationships between General Dynamics and its directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with the company. The Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(1)	is not an employee, nor has an immediate family member who is an executive officer, of the company;

(2)	does not receive, nor has an immediate family member who receives, any direct compensation from the company, other than director and committee fees;

(3)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the company, other than director and committee fees;

(4)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of General Dynamics serves on that company’s compensation committee;

(5)	is not affiliated with or employed by, nor has an immediate family member affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company;

(6)	except as otherwise provided in (7) below, is not an executive officer nor an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of that company; and

(7)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from the company in an amount that exceeds the greater of $1 million or 2 percent of the revenues of that organization.

For purposes of the Director Independence Guidelines, the term “the company” includes any subsidiary, and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

The Board of Directors affirmatively determined that, other than the company’s Chairman and Chief Executive Officer Nicholas D. Chabraja, each of the directors currently serving on the Board and each nominee to the Board qualifies as an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. To make this determination, the Board reviewed all relationships between the company and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with the company (other than as a director or shareholder of the company). Specifically, the Board considered the following relationships and found them to be immaterial:

Mr. Crown, Mr. Goodman, Mr. Joulwan, Mr. Keane, Mr. Lyles, Mr. Mundy, Mr. Reyes and Mr. Walmsley serve as members of the boards of charitable and other non-profit organizations to which the company has made payments or contributions in the usual course of the company’s business and annual giving programs. Ms. Lucas is an employee of a university to which a subsidiary of the company made contributions and the company made payments in connection with its employee educational assistance program.

Mr. Crown, Mr. Joulwan, Mr. Kaminski, Mr. Lyles, Mr. Mundy and Mr. Walmsley serve as directors of companies to which the company sells products and services, or from which the company purchases products and services, in the ordinary course of business. Mr. Johnson is an officer of an electric utility company to which the company and certain of its subsidiaries made payments for electric utility services and from which the company’s Gulfstream subsidiary received payments for aircraft maintenance services.

Mr. Crown and Mr. Goodman indirectly own less than 5 percent of a company that conducts business with a subsidiary of the company, in the ordinary course of business.

Board Meetings and Attendance

During 2007, the Board of Directors held eight meetings. The Board’s February meeting was a three-day review of the company’s 2007 operating plan, including the operating plan of each of the company’s business units and business groups. The Board held its October meeting at the company’s European Land Systems (ELS) business unit. This five-day meeting included visits to three of the unit’s manufacturing sites and meetings with ELS executives and employees. Each of our incumbent directors attended at least 87 percent of the meetings of the Board and committees on which they served in 2007. The company encourages directors to attend each meeting of shareholders. For the 2007 annual meeting of shareholders, all directors then on the Board attended.

Executive Sessions of the Board

The Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. In addition, the non-management directors may meet without management present at other times as desired by any non-management director. The chairs of the five standing committees rotate as presiding director at these executive sessions.

Board Committees

The Board of Directors has five standing committees, described below. Currently, all Board committees are composed of independent, non-management directors. Each of these committees has a written charter. Copies of these charters are available on the company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Audit Committee.    This committee provides oversight on accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates the company’s independent auditors and evaluates their independence. In addition, this committee reviews the company’s audited financial statements with management and the independent auditors, recommends to the Board whether the audited financial statements should be included in the company’s annual report on Form 10-K and prepares a report to shareholders that is included in the company’s proxy statement. This committee also evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. This committee held 11 meetings in 2007. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Benefit Plans and Investment Committee.    This committee reviews and monitors the investment, safekeeping and performance of the assets of all employee benefit plans (other than multiemployer plans) of the company and its subsidiaries. This committee held three meetings in 2007.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers the company’s incentive compensation plans and reviews and monitors succession plans for the chief executive officer and the other officers. This committee held seven meetings in 2007.

Consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. In 2007, the committee engaged PricewaterhouseCoopers LLP to provide advice on regulatory and market trends related to executive compensation.

Nominating and Corporate Governance Committee.    This committee evaluates Board and management effectiveness; advises the Board on corporate governance and related matters; monitors developments, trends and best practices in corporate governance; and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held five meetings in 2007.

Director Nominations.    The Nominating and Corporate Governance Committee identifies director nominees from various sources. In assessing potential nominees, the committee considers the character, background and professional experience of candidates. All director nominees should possess good judgment and an inquiring and independent mind. Prior government service or familiarity with the issues affecting defense and aerospace businesses are among the relevant criteria. All director nominees must have a reputation for the highest personal and professional ethics and integrity. They must be willing to devote sufficient time and effort to carrying out their responsibilities effectively and should be committed to serving on the Board for an extended period. The committee carefully considers any potential conflicts of interest.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (1) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (2) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (3) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (4) a description of all arrangements or understandings, and the relationship between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and the company; and (5) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company.

Planning and Business Development Committee.    This committee reviews and assesses the company’s business plans and business development activities, including major new program initiatives, enabling technology, and international and government relations activities. This committee held four meetings in 2007.

Committee Members.    Listed below are the members of each of the five standing committees as of March 10, 2008, with the chair appearing first.

Audit	Benefit Plans and Investment	Compensation	Nominating and Corporate Governance	Planning and Business Development
William P. Fricks James S. Crown John M. Keane Deborah J. Lucas Lester L. Lyles Carl E. Mundy, Jr.	Charles H. Goodman George A. Joulwan Paul G. Kaminski John M. Keane Deborah J. Lucas Carl E. Mundy, Jr. J. Christopher Reyes	George A. Joulwan James S. Crown William P. Fricks Charles H. Goodman Jay L. Johnson Lester L. Lyles	James S. Crown William P. Fricks Jay L. Johnson John M. Keane Robert Walmsley	Paul G. Kaminski Jay L. Johnson George A. Joulwan Lester L. Lyles Carl E. Mundy, Jr. J. Christopher Reyes Robert Walmsley

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of the company may communicate directly with the company’s non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The corporate secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Employees of the company and other interested parties may also communicate concerns or complaints about the company’s accounting, internal accounting controls or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of the company’s ethics officer at the address in the preceding paragraph. Employees of the company can call a toll-free hotline number provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee on a quarterly basis, or more frequently as determined by the committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

The general counsel and the chief financial officer of the company provide an orientation for new directors and periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Within six months of election to the Board, each new director receives a series of briefings in person on the company’s operating plans; significant financial, accounting and risk management matters; and key policies and practices. At this orientation, a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. Annually, the Board holds a three-day meeting with senior management of the company to review and approve the operating plan of each of the company’s business units and business groups and the company as a whole. In addition, directors visit the company’s business units. These visits allow the directors to interact with a broader group of company executives and employees and gain a firsthand view of the company’s operations. All directors are also encouraged to attend director continuing education programs sponsored by educational and other institutions.

Director Compensation

General Dynamics compensates each director, except Mr. Chabraja, for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis. In early 2007, at the request of the committee, the company engaged Hewitt Associates (Hewitt) to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Hewitt provided director compensation data for two peer groups. The first group consisted of companies in various industries and the second group consisted of nine companies in the aerospace and defense industry. In each group, the average sales approximated the sales of General Dynamics. The committee benchmarked director compensation against these two peer groups. Based on this review, the committee recommended, and the Board subsequently approved, changes to director compensation in March 2007.

Director compensation for January 2007 through March 2007 included the following:

Annual Retainer	$40,000

Committee Chair Additional Annual Retainer	$5,000

Attendance Fees	$2,000 for each meeting of the Board of Directors; $1,500 for each meeting of any committee; and $2,000 per day for attending strategic or financial planning meetings sponsored by the company

Annual Equity Award	Approximately $93,300 on the date of award

Director compensation for April 2007 through March 2008 included the following:

Annual Retainer	$50,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$2,500 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $2,500 per day for attending strategic or financial planning meetings sponsored by the company

Annual Equity Award	Approximately $105,000 on the date of award

In early 2008, the company, at the request of the Compensation Committee, again engaged Hewitt to update its director compensation survey. Based upon this review, the committee recommended, and the Board subsequently approved, increases in the annual retainer to $55,000 and the annual equity award to $115,000. The committee chair additional annual retainer, the attendance fees and the additional director benefits were not changed.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any), and attendance fees paid to each director during 2007 are reflected in the aggregate in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2007 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award valued at approximately one-third of the total equity award and a stock option award valued at approximately two-thirds of the total equity award.

In light of the travel required by service on the Board, General Dynamics also provides each director with accidental death and dismemberment insurance coverage. Payments by the company for director accidental death and dismemberment insurance are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2007 table.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in the company. Therefore, the Board of Directors has adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of Common Stock of the company. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board.

Director Compensation Table

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director. Differences in restricted stock award values and option award values reflected in the table are due to variances in the amortization periods used to calculate the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123(R)) restricted stock expense and the length of service of a director.

Director Compensation for Fiscal Year 2007

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
James S. Crown	$122,250	$40,438	$60,387	$2,189	$225,264
William P. Fricks	$118,750	$34,178	$60,387	$2,189	$215,504
Charles H. Goodman	$98,750	$34,178	$60,387	$4,173	$197,488
Jay L. Johnson	$101,000	$34,178	$60,387	$2,189	$197,754
George A. Joulwan	$109,750	$34,178	$60,387	$2,189	$206,504
Paul G. Kaminski	$87,750	$34,178	$60,387	$2,189	$184,504
John M. Keane	$100,500	$34,178	$60,387	$2,189	$197,254
Deborah J. Lucas	$99,000	$17,089	$57,763	$2,189	$176,041
Lester L. Lyles	$107,000	$34,178	$60,387	$2,189	$203,754
Carl E. Mundy, Jr.	$105,000	$34,178	$60,387	$4,173	$203,738
J. Christopher Reyes	$6,667	—	—	—	$6,667
Robert Walmsley	$88,500	$34,178	$60,387	$2,189	$185,254
(a)	Mr. Crown, Mr. Fricks, Mr. Johnson, Mr. Keane, Ms. Lucas and Mr. Lyles elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 575 shares of Common Stock with a grant date fair value of $47,250. Mr. Walmsley elected to receive 50 percent of his annual retainer in Common Stock. As a result, he received 287 shares of Common Stock with a grant date fair value of $23,592.
(b)	The amounts reported in the Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note P to the company’s audited financial statements for the fiscal year ended December 31, 2007, included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2008. The grant date fair value of the 455 shares of restricted stock awarded to each director other than Mr. Reyes on March 7, 2007, was $34,685. Restricted stock awards outstanding as of December 31, 2007, for each director were as follows: Mr. Crown – 2,451; Mr. Fricks – 2,451; Mr. Goodman – 2,451; Mr. Johnson – 2,451; Mr. Joulwan – 2,451; Mr. Kaminski – 2,451; Mr. Keane – 2,451; Ms. Lucas – 995; Mr. Lyles – 2,451; Mr. Mundy – 2,451; Mr. Reyes – 0; and Mr. Walmsley – 2,153.
(c)	The amounts reported in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note P to the company’s audited financial statements for the fiscal year ended December 31, 2007, included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2008. The grant date fair value of the 4,620 stock options awarded to each director other than Mr. Reyes on March 7, 2007, was $69,993. Option awards outstanding as of December 31, 2007, for each director were as follows: Mr. Crown – 25,330; Mr. Fricks – 24,930; Mr. Goodman – 25,330; Mr. Johnson – 24,930; Mr. Joulwan – 19,730; Mr. Kaminski – 25,330; Mr. Keane – 17,430; Ms. Lucas – 8,920; Mr. Lyles – 19,730; Mr. Mundy – 25,330; Mr. Reyes – 0; and Mr. Walmsley – 17,780.
(d)	Amounts listed reflect payments by the company for accidental death and dismemberment insurance.

Compensation Discussion and Analysis

Our Compensation Philosophy

The General Dynamics executive compensation program is designed to create incentives both for operating performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value.

Over the past ten years, General Dynamics and its shareholders have enjoyed exceptional performance, measured by sustained revenue and earnings growth and consistent, solid returns. As the performance graph below shows, General Dynamics has generated a total return for shareholders of 378 percent, well in excess of the Standard & Poor’s® 500 Index and the Standard & Poor’s® Aerospace & Defense Index. Revenue and earnings from continuing operations have each increased by an average annual amount of 21 percent, and the company’s free cash flow, defined as cash from operating activities from continuing operations less capital expenditures, has exceeded net income over the period. The company has deployed this cash to make 42 acquisitions totaling approximately $10.2 billion, to repurchase $1.7 billion of the company’s Common Stock and to return $2.5 billion in quarterly dividends.

Ten-Year Historical Performance

(December 1997 - December 2007)

General Dynamics’ management team is dedicated to achieving consistently strong financial results and is compensated in ways that ensure a continual focus on shareholder value. Approximately 500 employees participate in the executive compensation program, which includes a salary and performance-based bonus and equity awards, along with company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are in the middle range (the 50th percentile of the market) for comparable positions at companies of similar size. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is performance-based and, therefore, at risk. For our named executive officers, more than 75 percent of their compensation is at risk. For our chairman and chief executive officer, that number is over 90 percent. Bonuses, when earned, are paid in cash. Equity awards, when earned, are granted as restricted stock and stock options.

In practice, equity awards provide the greatest risk and possible reward to our executives. The equity grant that an executive receives is driven by an assessment of company performance and his or her individual performance in the prior year, but the ultimate value of that grant depends in large part on the impact of the company’s future performance on the value of its Common Stock. This is essential in aligning the interests of management with the interests of shareholders. If the company does well, management and shareholders both benefit. Clearly, the opposite is also true. For this reason, and as a matter of principle, we do not consider the value of past equity grants when determining current compensation. Our responsibility in setting compensation is to ensure that the value of the equity grants, at the time they are received, is reasonable.

We believe that achieving excellent results starts by setting strong goals. Every year, senior management establishes business unit and business group operating goals and an operating plan for the company as a whole. The Board of Directors reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts the operating plan for the company for the year. The Board reviews and monitors the performance of the company throughout the year. Based on these reviews, operating plan goals may be raised or “stretched.” Designed to incentivize value creation, company operating plan goals include orders, sales, earnings from continuing operations, free cash flow from operations, sales per employee, return on invested capital and earnings per share. Return on invested capital is defined as net operating profit after taxes divided by the average debt and equity for the period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. Business group goals include earnings before interest and taxes (EBIT) and business group cash flow, as well as other programmatic goals tailored to the individual business group.

Our responsibility in setting these goals is to ensure that they are aggressive, achievable in light of current market conditions and ultimately contribute to the creation of shareholder value.

The Annual Compensation Process.    Setting compensation for the company’s executives is a 16-month process that begins in the fall of each year when senior management establishes operating goals for the coming year. The business unit presidents develop business plans and present the plans to the chairman and chief executive officer in November. He, in consultation with the chief financial officer and the executive vice presidents, establishes the business unit and business group operating goals and the company operating plan for the coming year based on those business unit plans. At a three-day Board meeting in early February, the business unit presidents and the business group executive vice presidents present their plans to the full Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business unit and business group operating goals and adopts the operating plan for the company for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reviews given by the chief financial officer and executive vice presidents, and, if appropriate, may stretch the operating plan goals during the year based on year-to-date performance. Based on these periodic reviews, in 2007 stretch operating goals were adopted for each of the business groups and the company.

A review of the year’s performance begins the following January. At that time, the chairman and chief executive officer, the chief financial officer and the executive vice presidents assess the performance of business units, business groups and the company compared with the operating plan goals and stretch goals adopted the year before. The chairman and chief executive officer presents the results of that assessment to the Board of Directors at the three-day Board meeting in early February. Following this review, the chairman and chief executive officer, after consultation with senior management in the Human Resources department, presents an initial proposal on compensation to the Compensation Committee for analysis and comment. As part of this initial proposal, the chairman and chief executive officer provides the committee with a performance assessment of each officer (other than himself) and makes specific recommendations to the committee regarding each officer’s compensation. Finally, the Compensation Committee convenes in early March to review and approve final executive compensation proposals. At this meeting the chairman and chief executive officer offers further analysis of executive compensation recommendations as requested by the committee. The Compensation Committee reviews and approves compensation for the chairman and chief executive officer in executive session at the March meeting.

The Compensation Committee, chairman and chief executive officer and senior management are entrusted to exercise judgment in making the compensation recommendations and decisions described above. Although we use survey data to target cash and equity compensation, the overall compensation determinations are not formulaic and involve the exercise of discretion by senior management and the Compensation Committee. We believe the adoption of a specific performance formula could inadvertently encourage undesirable behavior (e.g., favoring particular financial measures to the exclusion of other important objectives and values). To this end, the company does not have targeted payout amounts, and the company performance, business group performance and individual performance categories for named executive officers are not assigned specific weights. We believe that the use of discretion results in reasonable and rational compensation decisions.

Components of Our Compensation Program

The General Dynamics executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and an equity award. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives in comparable positions at companies of similar size based on the survey data described below. Salaries are reviewed annually and increases, when they occur, are market driven. In simplest terms, we pay an executive salary that is “middle of the road” in competitiveness. We do this deliberately. We believe that high-performance organizations make an effort to pay salaries at no more than market and instead create a performance-based culture around bonus and equity incentives to encourage the achievement of aggressive goals.

Bonus.    We award executives bonuses based on the performance of the company, their individual performance, and, where applicable, that of their business group. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the company, or the business group, where applicable, performs well against its operating plan, and downside potential if it does not. When combined with base salaries, cash bonuses generally bring total executive cash compensation between the 50th and 75th percentiles of cash compensation for executives in comparable positions at companies of similar size based on the survey data described below.

Equity Awards.    We believe that equity awards based on prior-year performance are an effective tool for aligning long-term executive performance with value creation. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, the company requires that officers retain Common Stock until they own outright shares with a market value ranging from eight to 25 times their base salary depending on the officer’s position. Once an ownership level is attained, the officer must maintain the ownership level until he or she no longer serves as an officer of the company. Over time, our officers become shareholders with considerable personal financial interest in the health and performance of the company.

We determine the amount of equity awards using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by prior-year performance and in part by the executive’s ability to create value going forward. As a reasonableness test, we base the multiples on surveys of the ratio of long-term incentives to cash compensation that companies of similar size award to their executives in similar positions. The ratio of long-term incentives to cash compensation for General Dynamics’ executives is generally between the 50th and 75th percentiles of the survey data.

Equity awards consist of awards of restricted stock and stock options. The company conducts a review each year to determine the appropriate mix of restricted stock and stock options. The allocation in recent years has been approximately one-third in restricted stock and two-thirds in stock options. We believe this allocation is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to changing perceptions in the stock market as well as the company’s performance during the life of the options. As explained in greater detail below, options expire five years after the date of grant. We balance the risk inherent in options against the relative level of stability implicit in restricted stock to motivate our executives to achieve operating goals that are aggressive, but achievable.

As a matter of practice, the company grants restricted stock awards and stock options at “fair market value” on the first Wednesday of March each year. For new hires or promotions, restricted stock awards and stock options are granted at “fair market value” on the later of the effective date of the event or the date the award is approved by the Compensation Committee. The company defines fair market value as the average of the high and low stock price on the date of the equity grant.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with the company. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients may, however, vote their shares and are entitled to receive dividend payments and other distributions. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant can be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well below this share limit.

Stock Options.    Stock options give an executive the right to buy a share of the company’s Common Stock in the future at a predetermined “exercise price.” We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under FAS 123(R). Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. All options expire five years after the grant date. We believe that a five-year expiration period encourages executives to focus on performance objectives that, while long-term, can influence share values within the foreseeable future. Longer holding periods tend to divorce today’s decisions from tomorrow’s outcomes and risk becoming irrelevant in aligning management and shareholder interests. In addition, no one recipient can be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee.

Stock Ownership Guidelines.    General Dynamics’ stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own outright shares of Common Stock with a market value ranging from eight to 25 times their base salary. The chief executive officer must retain outright ownership worth 25 times his base salary. Executive vice presidents and senior vice presidents must retain outright ownership worth 10 times their respective base salaries. Vice presidents must retain outright ownership worth eight times their respective base salaries. We believe the company’s stock ownership and retention guidelines strongly align the interests of management with the interests of shareholders because, over time, executives become shareholders with a considerable investment in the company.

Comparative Survey Data.    To assist the Compensation Committee in its compensation determinations, we utilize the Total Compensation Measurement (TCM™) Online database, an online commercial off-the-shelf product offered by Hewitt Associates, a leading provider of compensation surveys. The TCM database contains compensation data from more than 400 participating companies across a variety of industries. We include all companies that participate in the TCM database to produce aggregate compensation information rather than benchmarking particular companies within the survey. Through the use of regression analysis, the TCM database provides a median salary (the 50th percentile) for companies of similar size, as well as the 50th and 75th percentiles for total cash compensation for each of our executive positions. Hewitt also provides survey data from the TCM database for the 50th and 75th percentiles for long-term incentives for executives in comparable positions at companies of similar size.

The process for our named executive officers is more rigorous. For these individuals, we also benchmark compensation against a group of nine companies that are part of the Standard & Poor’s® Aerospace and Defense Index (the Compensation Survey Group). The Compensation Survey Group comprises defense companies with the largest revenues with whom we compete for executive talent. Periodically, the company evaluates the companies included in the Compensation Survey Group to ensure that they are appropriate based on total revenue size and annual Department of Defense revenues.

For this past fiscal year, the Compensation Survey Group consisted of the following companies:

The Boeing Company

Goodrich Corporation

Honeywell International Inc.

L-3 Communications Holdings, Inc.

Lockheed Martin Corporation

Northrop Grumman Corporation

Raytheon Company

Rockwell Collins, Inc.

United Technologies Corporation

Company-Provided Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding employees throughout the company. Benefit packages are not, however, standard across the company. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and still remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive, and support the overall needs of company employees.

This section describes the benefits that General Dynamics provides to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the company as context to specific discussions about executive benefits. The company also has employment or retirement agreements with two of our named executive officers that affect their retirement benefits. The material terms of these agreements are described beginning on page 37 in the narrative discussion following the Pension Benefits for Fiscal Year 2007 table.

Benefits for Active Employees.    General Dynamics provides medical, dental, life insurance and disability coverage to eligible, active full-time U.S.-based employees, including all the named executive officers. Employees can purchase a higher or lower level of coverage as their circumstances warrant.

The company provides, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, the company provides additional life insurance coverage worth two times their base salary.

Retiree Benefits.    General Dynamics provides retiree medical and dental coverage to most active employees at our U.S.-based business units. These retiree benefits are not provided to employees at certain locations, including our headquarters. Consequently, none of the named executive officers participates in a subsidized retiree medical program. Eligible employees can purchase, at their own expense, retiree medical and dental coverage through General Dynamics.

Eligible key executives throughout the company can purchase group term life insurance prior to retiring. For executives who retire prior to age 65, General Dynamics pays for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. Upon the retiree’s reaching age 65, or for executives retiring at or after age 65, General Dynamics pays for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    The company provides a number of defined-benefit and defined-contribution retirement plans to its employees, including the named executive officers, through a combination of qualified and non-qualified plans. Effective January 1, 2007, the company made several material changes to its retirement plans. The narrative discussion following the Pension Benefits for Fiscal Year 2007 table beginning on page 36 reflects these changes.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers. Mr. DeMuro participates in a legacy retirement plan that is described on page 37 in the narrative discussion following the Pension Benefits for Fiscal Year 2007 table.

Defined-Benefit Retirement Plan.    The company sponsors the General Dynamics Corporation Salaried Retirement Plan which is a funded, tax-qualified, noncontributory defined-benefit pension plan. During 2007, the benefit formula under the Salaried Retirement Plan was 1.0 percent times a participant’s highest final average pay multiplied by years of service earned after January 1, 2007, plus 1.3333 percent times a participant’s highest final average pay multiplied by years of service earned prior to January 1, 2007. There is no limit on the number of years of service under this formula, and the benefit is payable as a life annuity. A participant’s base salary and cash bonus are used to calculate retirement benefits. Contributions to the Salaried Retirement Plan are made by the company and are paid into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($225,000 in 2007 and $230,000 in 2008). To provide a benefit calculated on compensation in excess of this compensation limit, General Dynamics provides eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of the company.

Savings and Stock Investment (401(k)) Plan.    All our named executive officers participate in the General Dynamics Corporation Savings and Stock Investment Plan – Plan 4.5 (the SSIP), a tax-qualified defined-contribution retirement plan. All participants are eligible to make before-tax contributions and receive company matching contributions under the SSIP. During 2007, the SSIP provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. The company’s matching contributions during 2007 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 30 of this Proxy Statement.

Supplemental Savings and Stock Investment Plan.    The company provides a Supplemental Savings and Stock Investment Plan (the Supplemental SSIP) to key employees, including all the named executive officers. The purpose of the Supplemental SSIP is to provide a supplemental plan for key executives to address the impact of a $225,000 compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. The company’s matching contributions during 2007 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 30 of this Proxy Statement.

Perquisites.    General Dynamics provides perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we benchmark these perquisites against generally accepted corporate practices.

The perquisites provided to our named executive officers in 2007 were: club memberships, financial planning and tax preparation services, physical exams, home security systems, personal liability and supplemental accidental death and dismemberment insurance, relocation expenses, and the personal use of automobiles owned or leased by the company. In addition, personal use of the company’s aircraft was provided to our chairman and chief executive officer as required by the Board to help ensure his security and accessibility.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 30 of this Proxy Statement.

Change in Control Agreements, Employment Agreement and Retirement Agreements

General Dynamics has change in control agreements, also known as severance protection agreements, with key executives throughout the company, including each of our named executive officers. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives who could have other job alternatives that may appear to the executive to be less risky absent these agreements. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that is activated only when:

(1)	a change of control is consummated, and
(2)	the executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving the company. Appropriate payment and benefit levels under the change in control agreements were established in the early 1990s and have been evaluated and reviewed over the years both internally and by outside advisors. These reviews support our view that the agreements are consistent with market practice.

The company has an employment agreement with its chairman and chief executive officer. This agreement was amended and restated in 2007 and provides for payments and retirement benefits upon termination of his employment. The payment and benefit levels established in the agreement were determined by arms-length negotiations and were intended to extend Mr. Chabraja’s tenure as chairman and chief executive officer through June 30, 2009, by providing him with a competitive package of payments and benefits. The retirement benefits provided for in the agreement are described in the narrative following the Pension Benefits for Fiscal Year 2007 table on page 37 of this Proxy Statement.

The company also has a retirement benefit agreement with Mr. Savner. The payment and benefit levels established in the agreement were determined by arms-length negotiations. The retirement benefits provided for in the agreement are described in the narrative following the Pension Benefits for Fiscal Year 2007 table on page 38 of this Proxy Statement.

Payments and benefits provided to our named executive officers pursuant to the change in control agreements and individual agreements, where applicable, are described in the Potential Payments upon Termination or Change in Control section beginning on page 40 of this Proxy Statement.

Analysis of 2007 Compensation for the Named Executive Officers

This section provides an analysis of the specific compensation that General Dynamics paid to its named executive officers for 2007 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis.

2007 Base Salaries

The Compensation Committee reviews salaries annually in February and March. Salary increases, when they occur, are market driven. For 2007, the Compensation Committee approved the following salaries for the named executive officers: Mr. Chabraja – $1,300,000; Mr. Redd – $525,000; Mr. DeMuro – $580,000; Mr. Hall – $540,000; and Mr. Savner – $500,000. These salaries were effective on March 19, 2007. Since the Summary Compensation Table on page 30 reflects total salaries paid in 2007, the salary data in the table includes the salaries paid for the first three months of 2007 – at the 2006 salary level – and the remaining nine months paid at the 2007 level. The 2007 salaries for Mr. Chabraja, Mr. DeMuro, Mr. Hall and Mr. Savner were at the 50th percentile of the competitive market based on the survey data. Mr. Redd received salary increases in June 2006 in connection with his appointment to the position of senior vice president and chief financial officer and in March 2007 as part of the annual compensation review. His base salary for 2007 had not yet reached the 50th percentile for chief financial officers at companies of similar size.

2007 Bonus and Equity Awards

The majority of our executive compensation is performance-based. Bonuses are paid based on the performance of the company, individual performance of the executive and, where applicable, that of their business group. Equity awards are determined using a multiple of the named executive officer’s total cash compensation.

For 2007 compensation decisions, senior management and the Compensation Committee considered the results for the company and each of the business groups compared against the operating plan goals and stretch goals for 2007. In addition, the committee considered the leadership and management skills of all the company’s executives during 2007, including the named executive officers. This is consistent with our belief that discretion and judgment in setting compensation must be a part of any effective compensation plan.

For Mr. Chabraja, Mr. Redd and Mr. Savner, the Compensation Committee’s operating performance review focused on earnings from continuing operations, free cash flow from operations, return on invested capital and earnings per share at the company level. The committee considered that for 2007: the company’s earnings from continuing operations of $2.08 billion exceeded the plan goal of $1.817 billion and the stretch goal of $1.885 billion; free cash flow from operations of $2.478 billion exceeded the plan goal of $1.82 billion and the stretch goal of $1.89 billion; return on invested capital of 16.9 percent exceeded the plan goal of 15.0 percent and the stretch goal of 15.6 percent; and earnings per share of $5.10 exceeded the plan goal of $4.43 and the stretch goal of $4.60. In addition, for Mr. Chabraja, the committee considered the strong performance of General Dynamics under his eleven-year leadership. The committee also acknowledged Mr. Chabraja’s leadership in managing the company and in maintaining management’s focus on earnings, cash flow and return on invested capital. For Mr. Redd and Mr. Savner, the committee recognized the leadership provided by both executives in managing the company’s risk profile and the guidance and support provided by both executives to the company through their management and oversight of the company’s finance and legal organizations.

For Mr. DeMuro and Mr. Hall, the Compensation Committee reviewed the operating performance of their business groups and focused on earnings before interest and taxes (EBIT) and business group cash flow. The committee considered that for 2007: (a) the Information Systems and Technology group’s EBIT of $1.027 billion exceeded the plan goal of $972 million and the stretch goal of $1.014 billion; and business group cash flow of $681 million exceeded the plan goal of $641 million and the stretch goal of $668 million; and (b) the Combat Systems group’s EBIT of $923 million exceeded the plan goal of $772 million and the stretch goal of $798 million; and business group cash flow of $444 million fell just below the plan goal of $459 million and the stretch goal of $476 million. Additionally, for Mr. DeMuro and Mr. Hall, the committee recognized the leadership provided by both executives in managing their business groups, their focus on driving process improvement at their business groups, and their ability to obtain excellent results while managing significant growth.

The bonus award for each of the named executive officers brought total cash compensation for each named executive officer between the 50th and 75th percentiles of the competitive market based on the survey data. Bonus awards are reflected in the Bonus column of the Summary Compensation Table. For each named executive officer, the ratio of long-term incentives to cash compensation used to determine the executive’s equity-award multiple was between the 50th and 75th percentiles of the competitive market based on the survey data. The number of options and shares of restricted stock awarded to each named executive officer in 2007 is reflected in the Grants of Plan-Based Awards in Fiscal Year 2007 table. The Summary Compensation Table shows the dollar amount for each equity award recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with
FAS 123(R).

The following graph depicts the 2007 compensation paid to the named executive officers by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section in which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards.

*	Restricted stock awards and stock option awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) as reported in the Summary Compensation Table.

Executive Compensation

Summary Compensation

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – both restricted stock and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For General Dynamics’ named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

As we discussed in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market driven and can result in salaries up to the median (50th percentile) of the survey data based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentiles of the survey data. Long-term equity compensation is determined using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the long-term equity compensation is driven in part by prior-year performance and in part by the executive’s ability to create value going forward.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)	Total

Nicholas D. Chabraja Chairman and Chief Executive Officer	2007 2006	$1,300,000 1,300,000	$3,500,000 3,200,000	$3,497,699 1,711,714	$6,922,098 4,956,325		$2,920,083 2,882,868	$414,788 453,828	$18,554,668 14,504,735

L. Hugh Redd Senior Vice President and Chief Financial Officer	2007 2006	$496,250 328,333	$750,000 450,000	$194,164 84,774	$656,461 202,274		$23,107 88,822	$98,706 615,840	$2,218,688 1,770,043

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	2007 2006	$572,500 537,500	$900,000 725,000	$427,911 264,588	$1,210,606 774,541	$	— 97,707	$78,401 86,792	$3,189,418 2,486,128

Charles M. Hall Executive Vice President, Combat Systems	2007	$532,500	$900,000	$548,937	$1,076,987		$—	$56,057	$3,114,481

David A. Savner Senior Vice President, General Counsel and Secretary	2007 2006	$500,000 497,500	$715,000 665,000	$503,406 229,954	$991,009 667,405	$	— 223,168	$86,928 141,736	$2,796,343 2,424,763
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual awards were made in the succeeding year.
(b)	The amounts reported in the Stock Awards column and the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year, in accordance with FAS 123(R), without regard to the possibility of forfeitures. For 2007, assumptions used in the calculation of these amounts are included in Note P to the company’s audited financial statements for the fiscal year ended December 31, 2007, included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2008. For 2006, assumptions used in the calculation of these amounts are included in Note Q to the company’s audited financial statements for the fiscal year ended December 31, 2006, included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officer.
(c)	The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executives participate. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. For Mr. DeMuro, Mr. Hall and Mr. Savner, negative changes in pension value were excluded from this column for 2007 in the amount of $(228,126), $(110,092) and $(235,891), respectively.
(d)	All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by the company under the SSIP and allocations to the Supplemental SSIP; (3) payments for term life insurance; and (4) noncash items provided to executive officers.
Amounts reimbursed for the payment of taxes for 2007 were as follows: Mr. Chabraja – $32,543; Mr. Redd – $10,905; Mr. DeMuro – $4,340; Mr. Hall – $4,770; and Mr. Savner – $13,006. Amounts contributed by the company to the SSIP and allocations by the company to the Supplemental SSIP for 2007 were as follows: Mr. Chabraja – $58,500; Mr. Redd – $18,450; Mr. DeMuro – $24,750; Mr. Hall – $10,125; and Mr. Savner – $22,500. Payments for term life insurance for 2007 were as follows: Mr. Chabraja – $16,547; Mr. Redd – $2,043; Mr. DeMuro – $3,317; Mr. Hall – $4,215; and Mr. Savner – $6,364. Noncash items (perquisites) provided to named executive officers in 2007, which for each named executive officer is in the aggregate equal to or greater than $10,000, were as follows: club memberships, financial planning and tax preparation services, physical exams, home security systems, personal liability and supplemental accidental death and dismemberment insurance, relocation expenses, personal use of automobiles owned or leased by the company, and, solely for Mr. Chabraja, personal use of company aircraft. The aggregate incremental cost to the company for Mr. Chabraja’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Chabraja’s security and accessibility was $259,008. The aggregate incremental cost to the company of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight.

2007 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock and stock options. The following table provides information on the equity awards in 2007 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, the number of stock options, the exercise price of the stock options, the closing price of the company’s Common Stock on the date of grant and the grant date fair value of restricted stock and stock option awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of the company’s Common Stock on the date of the grant, not the closing price, to value the restricted stock and set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2007

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards

Nicholas D. Chabraja	3/7/2007	45,240	—	—	—	$3,448,645
	3/7/2007	—	455,500	$76.23	$76.03	6,900,825

L. Hugh Redd	3/7/2007	5,740	—	—	—	$437,560
	3/7/2007	—	57,900	$76.23	$76.03	877,185

Gerard J. DeMuro	3/7/2007	8,570	—	—	—	$653,291
	3/7/2007	—	86,200	$76.23	$76.03	1,305,930

Charles M. Hall	3/7/2007	8,120	—	—	—	$618,988
	3/7/2007	—	81,900	$76.23	$76.03	1,240,785

David A. Savner	3/7/2007	6,860	—	—	—	$522,938
	3/7/2007	—	69,100	$76.23	$76.03	1,046,865
(a)	The exercise price for stock options is the average of the high and low stock price of the company’s Common Stock on the date of grant.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2007. As explained in the Compensation Discussion and Analysis section, General Dynamics requires officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in the company. The chief executive officer must retain outright ownership of Common Stock worth 25 times his base salary. Executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of the company. When options are exercised, executives may sell only enough shares to cover transaction costs and taxes, until they meet the ownership requirement. In many cases below, the named executive officers exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Nicholas D. Chabraja	716,000	$45,224,965	131,484	$9,824,484

L. Hugh Redd	—	—	2,816	$210,412

Gerard J. DeMuro	43,600	$2,272,984	8,070	$602,990

Charles M. Hall	31,620	$1,153,183	9,830	$734,498

David A. Savner	70,438	$3,505,769	17,756	$1,326,728

Outstanding Equity Awards

The following table provides information on outstanding stock option and restricted stock awards held by the named executive officers as of December 31, 2007. Stock options can be exercised as follows: 50 percent beginning on the first anniversary of the grant date and the remainder beginning on the second anniversary. Restricted stock grants are released approximately four years after the grant date. During the restriction period, recipients of restricted stock awards may not sell, transfer, pledge, assign or otherwise convey the shares underlying the award. Recipients may, however, vote their shares and are entitled to receive dividends or dividend equivalents on the shares from the date of grant. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For restricted stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested) and their market value.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (b)	Market Value of Shares of Stock That Have Not Vested
Nicholas D. Chabraja	—	455,500	$76.23	3/6/2012	242,920	$21,617,451
	223,650	223,650	62.355	2/28/2011
	517,600	—	52.65	3/1/2010
	520,300	—	45.67	3/2/2009

L. Hugh Redd	—	57,900	$76.23	3/6/2012	12,818	$1,140,674
	11,730	11,730	64.01	5/31/2011
	4,500	4,500	62.355	2/28/2011
	10,100	—	52.65	3/1/2010
	10,200	—	45.67	3/2/2009
	3,510	—	28.475	3/4/2008

Gerard J. DeMuro	—	86,200	$76.23	3/6/2012	35,482	$3,157,543
	36,750	36,750	62.355	2/28/2011
	74,800	—	52.65	3/1/2010
	56,900	—	45.67	3/2/2009

Charles M. Hall	—	81,900	$76.23	3/6/2012	27,428	$2,440,818
	30,300	30,300	62.355	2/28/2011

David A. Savner	—	69,100	$76.23	3/6/2012	32,634	$2,904,100
	30,500	30,500	62.355	2/28/2011
	66,502	—	52.65	3/1/2010
	30,462	—	45.67	3/2/2009

(a)	Of the 455,500 stock options held by Mr. Chabraja with an exercise price of $76.23, 227,250 became exercisable on March 7, 2008, and 227,250 will become exercisable on March 7, 2009. The 223,650 stock options held by Mr. Chabraja with an exercise price of $62.355 became exercisable on March 1, 2008. Of the 57,900 stock options held by Mr. Redd with an exercise price of $76.23, 28,950 became exercisable on March 7, 2008, and 28,950 will become exercisable on March 7, 2009. The 11,730 stock options held by Mr. Redd with an exercise price of $64.01 will become exercisable on June 1, 2008. The 4,500 stock options held by Mr. Redd with an exercise price of $62.355 became exercisable on March 1, 2008. Of the 86,200 stock options held by Mr. DeMuro with an exercise price of $76.23, 43,100 became exercisable on March 7, 2008, and 43,100 will become exercisable on March 7, 2009. The 36,750 stock options held by Mr. DeMuro with an exercise price of $62.355 became exercisable on March 1, 2008. Of the 81,900 stock options held by Mr. Hall with an exercise price of $76.23, 40,950 became exercisable on March 7, 2008, and 40,950 will become exercisable on March 7, 2009. The 30,300 stock options held by Mr. Hall with an exercise price of $62.355 became exercisable on March 1, 2008. Of the 69,100 stock options held by Mr. Savner with an exercise price of $76.23, 34,550 became exercisable on March 7, 2008, and 34,550 will become exercisable on March 7, 2009. The 30,500 stock options held by Mr. Savner with an exercise price of $62.355 became exercisable on March 1, 2008.

(b)	Restricted stock is released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 242,920 restricted shares held by Mr. Chabraja, 78,120 shares were released on January 2, 2008, with a market value of $6,888,622; 62,680 restricted shares will be released on January 2, 2009; 56,880 restricted shares will be released on January 4, 2010; and 45,240 restricted shares will be released on January 3, 2011. Of the 12,818 restricted shares held by Mr. Redd, 1,538 shares were released on January 2, 2008, with a market value of $135,621; 1,200 restricted shares will be released on January 2, 2009; 4,340 restricted shares will be released on January 4, 2010; and 5,740 restricted shares will be released on January 3, 2011. Of the 35,482 restricted shares held by Mr. DeMuro, 8,532 shares were released on January 2, 2008, with a market value of $752,352; 9,040 restricted shares will be released on January 2, 2009; 9,340 restricted shares will be released on January 4, 2010; and 8,570 restricted shares will be released on January 3, 2011. Of the 27,428 restricted shares held by Mr. Hall, 5,408 shares were released on January 2, 2008, with a market value of $476,877; 6,220 restricted shares will be released on January 2, 2009; 7,680 restricted shares will be released on January 4, 2010; and 8,120 restricted shares will be released on January 3, 2011. Of the 32,634 restricted shares held by Mr. Savner, 9,734 shares were released on January 2, 2008, with a market value of $858,344; 8,280 restricted shares will be released on January 2, 2009; 7,760 restricted shares will be released on January 4, 2010; and 6,860 restricted shares will be released on January 3, 2011.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers participate in each of the retirement programs indicated next to their name in the table below. The table shows the actuarial present value as of December 31, 2007, of the pension benefits earned for each named executive officer over the course of his career. To the extent that a named executive officer has an individual retirement agreement, the table shows the pension benefit associated with that agreement. All other retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2007

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
Nicholas D. Chabraja	Salaried Retirement Plan Supplemental Retirement Plan Retirement Agreement	15 15 15	$416,434 7,044,951 12,765,160	None

L. Hugh Redd (b)	Salaried Retirement Plan Supplemental Retirement Plan	20 20	$220,364 273,647	None

Gerard J. DeMuro	Salaried Retirement Plan - GSC Legacy Provisions Supplemental Retirement Plan	22 22	$274,625 460,735	None

Charles M. Hall (c)	Salaried Retirement Plan Supplemental Retirement Plan	24 24	$392,881 1,111,314	None

David A. Savner (d)	Salaried Retirement Plan Supplemental Retirement Plan Retirement Agreement	10 10 15	$254,784 883,600 442,162	None
(a)	The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2007, using the company’s Statement of Financial Accounting Standards No. 87 assumptions as of year-end 2007. For a discussion of this calculation, see Note Q to the company’s consolidated financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 22, 2008.
(b)	Mr. Redd’s total service is 21 years and credited service is 20 years.
(c)	Mr. Hall’s total service is 33 years and credited service is 24 years.
(d)	Mr. Savner is credited with an additional five years of service under the Salaried Retirement Plan and Supplemental Retirement Plan pursuant to his retirement agreement. The present value of the additional retirement benefit that Mr. Savner receives as a result of this service credit is $442,162.

Salaried Retirement Plan

The General Dynamics Corporation Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers other than Mr. DeMuro participate in the Salaried Retirement Plan. Effective January 1, 2007, new employees are no longer offered participation in the Salaried Retirement Plan.

Earnings used to calculate pensions (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $225,000 for 2007, and does not pay annual benefits beyond a predetermined benefit limit, which for 2007 was $180,000.

The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the months of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay will freeze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has 13 different actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. Mr. Chabraja is the only named executive officer who had reached the normal retirement age as of December 31, 2007.

A participant with at least 10 years of service qualifies for early retirement at age 55. Mr. Hall is the only named executive officer who qualified for early retirement as of December 31, 2007. A participant who is eligible for early retirement is entitled to receive the following:

(1)	for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of their age 65 benefit.

(2)	for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers participate in the Supplemental Retirement Plan. Effective January 1, 2007, new employees are no longer offered participation in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limits did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

Salaried Retirement Plan – Government Systems Legacy Provisions

For service prior to January 1, 2005, Mr. DeMuro has a frozen defined-benefit pension under the Salaried Retirement Plan – Government Systems Legacy Provisions defined-benefit pension plan (the GSC Plan) and the Supplemental Retirement Plan. Mr. DeMuro’s defined-benefit pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity. Mr. DeMuro may elect to receive the present value of his annuity in a single lump sum upon retirement. Effective January 1, 2005, the GSC Plan was amended to provide the same benefits as those provided under the Salaried Retirement Plan. Mr. DeMuro has continued to accrue pension benefits under the amended GSC Plan for service on and after January 1, 2005.

Individual Retirement Agreements

General Dynamics has individual retirement agreements with Mr. Chabraja and Mr. Savner, which provide retirement benefits in addition to the benefits each of them has earned under both the Salaried Retirement Plan and the Supplemental Retirement Plan. The executives holding these agreements are general unsecured creditors of the company.

The terms of these agreements are as follows:

Mr. Chabraja.    General Dynamics and Mr. Chabraja entered into an amended and restated retirement agreement on June 7, 2007, to ensure Mr. Chabraja’s continued tenure by giving him an incentive to remain actively employed by the company as its chairman and chief executive officer. As part of this agreement, Mr. Chabraja accrues a monthly retirement benefit equal to 30 percent of his “average monthly salary,” increasing by one-half percentage point for each month of employment after April 30, 2004. “Average monthly salary” is defined as the average of the highest consecutive aggregate monthly salary and cash bonuses paid during a consecutive 60 month period within the last 120 months of active employment. This benefit is offset by benefits payable under the Salaried Retirement Plan and the Supplemental Retirement Plan. Therefore, if Mr. Chabraja remains a General Dynamics employee until June 30, 2009, his benefit percentage will be 61 percent of his average monthly salary. This accrued benefit will be paid in the form of a lump-sum payment. The payment will be calculated upon his termination using the actuarial assumptions described in the company’s 2006 fiscal year financial disclosures. Payment will be made as soon as practicable after termination, taking into account the provisions of Internal Revenue Code Section 409A.

Mr. Savner.    Mr. Savner’s retirement agreement, dated March 4, 1998, and amended June 7, 2007, provides him with a retirement benefit equal to an additional five years of plan participation under the Salaried Retirement Plan and the Supplemental Retirement Plan. The purpose of the original agreement was to retain the services of Mr. Savner as general counsel for at least six years. If Mr. Savner had terminated his employment prior to completing six years of employment, he would have forfeited all benefits under the agreement. The value of the retirement benefit under Mr. Savner’s agreement depends on his “average monthly salary” at retirement. The “average monthly salary” is calculated as the monthly average of his highest 60 consecutive months of pensionable earnings out of his last 120 months of active employment. The agreement was amended in 2007 to provide for additional benefits if Mr. Savner continues to serve as general counsel until March 31, 2009. The additional benefits consist of a cash bonus payment for service during 2009 of no less than his 2008 bonus, vesting of all outstanding equity awards and an increase in the spousal annuity benefit provided under the retirement benefit agreement.

Nonqualified Defined-Contribution and Other Nonqualified Deferred Compensation

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2007. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2007 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2007

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)
Nicholas D. Chabraja	$63,500	$48,375	$501,890	—	$2,723,219
L. Hugh Redd	$26,500	$8,325	$7,309	—	$55,027
Gerard J. DeMuro	$40,500	$14,625	$64,772	—	$429,607
Charles M. Hall	—	—	$42,561	—	$257,934
David A. Savner	$35,500	$12,375	$122,431	—	$733,264
(a)	The registrant contributions of $48,375, $8,325, $14,625 and $12,375 for Mr. Chabraja, Mr. Redd, Mr. DeMuro and Mr. Savner, respectively, are included in the All Other Compensation column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Mr. Chabraja, Mr. Redd, Mr. DeMuro and Mr. Savner. The amounts previously reported as executive and registrant contributions were as follows: (i) Mr. Chabraja, $506,101 and $506,101; (ii) Mr. Redd, $5,811 and $5,811; (iii) Mr. DeMuro, $127,580 and $71,852; and (iv) Mr. Savner, $194,909 and $131,086.

General Dynamics Corporation Supplemental Savings and Stock Investment Plan

The Supplemental SSIP is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the SSIP.

The SSIP is a tax-qualified 401(k) defined-contribution plan that covers most of the company’s salaried employees. Employees can make before-tax contributions to the SSIP, and General Dynamics will match a portion of those contributions. The company’s matching contributions to the SSIP on behalf of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table.

For those who participate in the Supplemental SSIP, General Dynamics contributes the amount of before-tax contributions and company matching contributions that would have been credited to the employee under the SSIP if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the SSIP. Investment performance mirrors the performance of the funds that are available to participants under the SSIP.

Supplemental SSIP participants, including the named executive officers, do not receive any earnings on their Supplemental SSIP accounts that are not otherwise paid to all other SSIP participants with a balance in the same investment fund. Participants become vested in all company contributions after completing three years of service. Participants receive lump-sum payments upon separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to each of the named executive officers in the event of termination of the executive’s employment. We have calculated these amounts for different termination scenarios based on the company’s existing benefit plans and the General Dynamics Corporation Equity Compensation Plan (the Equity Compensation Plan) and, in some cases, the terms of individual employment or retirement agreements that were entered into to attract and retain key executives. The calculations assume a termination date of December 31, 2007. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(i)	the pension benefits described in the Pension Benefits for Fiscal Year 2007 table on page 35 of this Proxy Statement; and

(ii)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2007 table on page 39 of this Proxy Statement.

The estimated totals presented below do not include these amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause. If the company terminates a named executive officer for cause, he would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $250,000 for Mr. Chabraja, $36,012 for Mr. Redd, $64,701 for Mr. DeMuro, $76,948 for Mr. Hall and $96,154 for Mr. Savner. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $342,340 for Mr. Chabraja and $142,009 for Mr. Hall. The other named executive officers are not yet eligible for this benefit. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions used for financial reporting purposes for valuing post-retirement life insurance at December 31, 2007. The life insurance benefit is further described on page 23 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

(iii)	A retiree medical and dental benefit with an estimated cost of $27,337 for Mr. Hall. The other named executive officers are not eligible for this benefit. The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense the company must recognize for financial reporting purposes. The company provides retiree medical and dental coverage until the executive reaches age 65.

(iv)	In addition, Mr. Chabraja would receive a lump-sum cash payment of $8,205,967 in lieu of corporate aircraft usage, reimbursement for office space and administrative support, reimbursement for moving expenses and applicable tax gross up, to which he was entitled under an earlier employment agreement.

If terminated for cause, the named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $8,798,307 for Mr. Chabraja, $36,012 for Mr. Redd, $64,701 for Mr. DeMuro, $246,294 for Mr. Hall and $96,154 for Mr. Savner.

Termination Scenario 2 – Voluntary Resignation. If a named executive officer voluntarily resigns from the company, he would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	In addition, for Mr. Hall, the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

(iii)	In addition, for Mr. Chabraja:

(a)	The retiree life insurance benefit described in item (ii) of Termination Scenario 1.

(b)	The lump-sum cash payment described in item (iv) of Termination Scenario 1.

(c)	A bonus payment of $3,200,000.

The named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $11,998,307 for Mr. Chabraja, $36,012 for Mr. Redd, $64,701 for Mr. DeMuro, $246,294 for Mr. Hall and $96,154 for Mr. Savner.

Termination Scenario 3 – Retirement. If a named executive officer retires from the company, he would be entitled to the same payments and benefits described in Termination Scenario 2. In addition, Mr. Hall and Mr. Savner, both of whom are eligible to retire, would receive an accrued bonus upon retirement in the amount of $700,000 and $665,000, respectively.

Under the terms of the Equity Compensation Plan, Mr. Redd and Mr. DeMuro would not qualify for retirement treatment due to their current age and, therefore, would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Mr. Hall and Mr. Savner, both of whom are eligible to retire, would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $88.99 on December 31, 2007, and the option grant price, multiplied by the number of retained options, is $1,329,563 for Mr. Hall and $1,253,226 for Mr. Savner. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 31, 2007, multiplied by the closing share price of $88.99 on the same date, and applying a discount factor of 4.61 percent to account for the restriction periods, is $1,949,142 for Mr. Hall and $2,466,864 for Mr. Savner.

Mr. Chabraja is also eligible to retire. Under the terms of Mr. Chabraja’s employment agreement, any unvested options and restricted stock awards held by him would vest in full in a retirement scenario. The present values of the retained options and restricted stock are $11,769,098 and $20,413,455, respectively.

Under this termination scenario, the estimated total value of the payments and benefits would be $44,180,860 for Mr. Chabraja, $36,012 for Mr. Redd, $64,701 for Mr. DeMuro, $4,224,999 for Mr. Hall and $4,481,244 for Mr. Savner. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Termination Scenario 4 – Death. If a named executive officer dies while employed by the company, his estate would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus of $3,200,000 for Mr. Chabraja, $450,000 for Mr. Redd, $725,000 for Mr. DeMuro, $700,000 for Mr. Hall and $665,000 for Mr. Savner.

(iii)	The named executive officers’ spouses are entitled to a 100 percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2007 table on page 35 of this Proxy Statement.

(iv)	Life insurance proceeds in the amount of $2,600,000 for Mr. Chabraja, $1,050,000 for Mr. Redd, $1,160,000 for Mr. DeMuro, $1,080,000 for Mr. Hall and $1,000,000 for Mr. Savner. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

(vi)	In addition, Mr. Chabraja would receive the lump-sum cash payment described in item (iv) of Termination Scenario 1.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if he remained employed with the company throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to his estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $88.99 on December 31, 2007, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 4.61 percent to account for the option exercise dates, is $11,549,501 for Mr. Chabraja, $1,123,062 for Mr. Redd, $2,038,305 for Mr. DeMuro, $1,814,582 for Mr. Hall and $1,661,456 for Mr. Savner. The present value of the restricted stock as measured by the number of restricted shares held on December 31, 2007, multiplied by the closing share price of $88.99 on the same date, and applying a discount factor of 4.61 percent to account for the restriction periods, is $20,413,455 for Mr. Chabraja, $1,036,990 for Mr. Redd, $2,951,826 for Mr. DeMuro, $2,264,269 for Mr. Hall and $2,733,093 for Mr. Savner.

Under this termination scenario, the estimated total value of the payments and benefits would be $46,218,923 for Mr. Chabraja, $3,696,064 for Mr. Redd, $6,939,832 for Mr. DeMuro, $5,935,799 for Mr. Hall and $6,155,703 for Mr. Savner. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 5 – Termination without Cause and Termination for Disability. If the company terminates a named executive officer without cause or for disability, and in the case of Mr. Chabraja due to a breach by the company of the terms of his employment agreement, then the named executive officer would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1 and, if eligible, in the case of termination for disability only, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 4.

(ii)	A bonus payment based on the prior year’s cash bonus, of $3,200,000 for Mr. Chabraja, $450,000 for Mr. Redd, $725,000 for Mr. DeMuro, $700,000 for Mr. Hall and $665,000 for Mr. Savner.

(iii)	In addition, Mr. Hall would receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

(iv)	In addition, for Mr. Chabraja:

(a)	Retiree life insurance benefits as described in item (ii) of Termination Scenario 1.

(b)	The lump-sum cash payment described in item (iv) of Termination Scenario 1.

(c)	A lump-sum payment that represents an additional pension benefit as if he had maintained active employment and pensionable earnings through June 30, 2009, which has an estimated present value of $3,416,692.

(d)	Continued payment of the annual salary he is earning at the time of his termination for the remaining term of his employment agreement, at an estimated cost of $1,950,000.

(e)	Continued payment of an amount equal to the annual bonus he would have earned through the end of the term of his employment agreement, at an estimated cost of $6,400,000. The estimated cost is based on Mr. Chabraja’s 2006 cash bonus which was paid in March 2007.

(f)	Continued payment of the cash equivalent of the equity awards he would have earned through the end of the term of his employment agreement, at an estimated cost of $10,350,000. The estimated cost assumes that the 2008 equity grant to Mr. Chabraja would have the same value as the 2007 equity grant, and that he would not receive an equity grant in 2009.

Under the terms of the Equity Compensation Plan, the unvested options and restricted stock held by the named executive officers other than Mr. Chabraja on the termination date would receive the same treatment as described in Termination Scenario 3, except in the case of termination of Mr. Redd and Mr. DeMuro for disability. In a termination for disability scenario, Mr. Redd and Mr. DeMuro would be entitled to a prorated portion of their equity awards based on the same methodology as described in Termination Scenario 3 for the other named executive officers. Under this calculation, the value of the retained options is $782,275 for Mr. Redd and $1,528,792 for Mr. DeMuro. The present value of the retained restricted stock is $814,228 for Mr. Redd and $2,619,235 for Mr. DeMuro. Under the terms of Mr. Chabraja’s employment agreement, any unvested options and restricted stock awards held by him would vest in full in a termination without cause or termination for disability scenario. The present values of the retained options and restricted stock are $11,769,098 and $20,413,455, respectively.

In the event of termination without cause, the estimated total value of the payments and benefits would be $66,297,552 for Mr. Chabraja, $486,012 for Mr. Redd, $789,701 for Mr. DeMuro, $4,224,999 for Mr. Hall and $4,481,244 for Mr. Savner. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

In the event of termination for disability, the estimated total value of the payments and benefits that would be provided to Mr. Chabraja, Mr. Hall and Mr. Savner is the same as under a termination without cause. The amount is $2,082,515 for Mr. Redd and $4,937,728 for Mr. DeMuro.

Change in Control Scenarios

General Dynamics has change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under the company’s existing benefit plans, change in control agreements, the Equity Compensation Plan and any individual agreements they have with the company. Our calculations assume the executive was terminated on December 31, 2007, and that this date was within 24 months following a change in control. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 25 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements, Employment Agreement and Retirement Agreements” the change in control agreements contain a “double trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control. The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios. The values listed for each named executive officer in the following paragraph are the same for each change in control scenario.

Upon a change in control, unvested stock options will vest and become exercisable and restricted stock will be released, pursuant to the terms of the Equity Compensation Plan applicable to all plan participants. The value of accelerating unvested stock options, as measured by the difference between the closing price of $88.99 on December 31, 2007, and the option grant price, would be $11,769,098 for Mr. Chabraja, $1,151,677 for Mr. Redd, $2,078,748 for Mr. DeMuro, $1,852,085 for Mr. Hall and $1,694,084 for Mr. Savner. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 31, 2007, times the closing share price of $88.99 on December 31, 2007, would be $21,617,451 for Mr. Chabraja, $1,140,674 for Mr. Redd, $3,157,543 for Mr. DeMuro, $2,440,818 for Mr. Hall and $2,904,100 for Mr. Savner.

Excise Tax Payments in Connection with a Change in Control. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control, the company will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 5. These estimated payment amounts are: $1,791,582 for Mr. Redd, $2,797,868 for Mr. DeMuro and $2,308,089 for Mr. Hall. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm, engaged by the company to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination for Cause. If the company terminates a named executive officer for cause in connection with a change in control, he would receive the accrued vacation payment described in item (i) of Termination Scenario 1. Mr. Hall would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1. Mr. Chabraja would also receive the retiree life insurance benefit and lump-sum payment described in items (ii) and (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $42,184,856 for Mr. Chabraja, $2,328,363 for Mr. Redd, $5,300,992 for Mr. DeMuro, $4,539,197 for Mr. Hall and $4,694,338 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above.

Change in Control Scenario 2 – Death. If a named executive officer dies while covered under a change in control, his estate or beneficiary would receive the accrued vacation payment, bonus payment, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) – (v) of Termination Scenario 4. In addition, Mr. Chabraja would receive the lump-sum cash payment described in item (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $47,642,516 for Mr. Chabraja, $3,828,363 for Mr. Redd, $7,185,992 for Mr. DeMuro, $6,149,851 for Mr. Hall and $6,359,338 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 3 – Voluntary Resignation and Retirement. If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement), he would receive the accrued vacation payment described in item (i) of Termination Scenario 1. In addition, the executive would receive a bonus payment based on the prior year’s cash bonus of $3,200,000 for Mr. Chabraja, $450,000 for Mr. Redd, $725,000 for Mr. DeMuro, $700,000 for Mr. Hall and $665,000 for Mr. Savner. Mr. Hall would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1. Mr. Chabraja would also receive the retiree life insurance benefit and lump-sum cash payment as described in items (ii) and (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $45,384,856 for Mr. Chabraja, $2,778,363 for Mr. Redd, $6,025,992 for Mr. DeMuro, $5,239,197 for Mr. Hall and $5,359,338 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above.

Change in Control Scenario 4 – Disability. If a named executive officer is terminated for disability, he would receive the accrued vacation and bonus payments described in items (i) and (ii) of Termination Scenario 5. Mr. Hall would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1. Mr. Chabraja would also receive the retiree life insurance benefits, the lump-sum cash payment, additional pension benefit, salary continuation and bonus continuation as described in items (iv)(a) – (e) of Termination Scenario 5.

Under this change in control scenario, the estimated total value of the payments and benefits would be $57,151,548 for Mr. Chabraja, $2,778,363 for Mr. Redd, $6,025,992 for Mr. DeMuro, $5,239,197 for Mr. Hall and $5,359,338 for Mr. Savner. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 5 – Termination without Cause. If the company terminates a named executive officer without cause, the named executive officer terminates his employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 plus the following additional payments and benefits:

(i)	A bonus payment based on the prior year’s cash bonus, of $3,200,000 for Mr. Chabraja, $450,000 for Mr. Redd, $725,000 for Mr. DeMuro, $700,000 for Mr. Hall and $665,000 for Mr. Savner.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus, of $13,455,000 for Mr. Chabraja, $2,915,250 for Mr. Redd, $3,901,950 for Mr. DeMuro, $3,707,600 for Mr. Hall and $3,483,350 for Mr. Savner.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $98,800 for Mr. Chabraja, $52,084 for Mr. Redd, $58,192 for Mr. DeMuro, $63,124 for Mr. Hall and $57,923 for Mr. Savner. These costs reflect an amount equal to three times the 2007 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $319,025 for Mr. Chabraja, $145,020 for Mr. DeMuro, $145,090 for Mr. Hall and $116,871 for Mr. Savner. Mr. Redd is not yet eligible for these benefits. Mr. DeMuro qualifies for the retiree medical and dental benefits and both Mr. DeMuro and Mr. Savner qualify for the retiree life insurance benefit in this change in control scenario due to this additional 36-month credit. The cost of Mr. Chabraja’s and Mr. Hall’s retiree life insurance coverage and Mr. Hall’s retiree medical and dental coverage are reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. These costs represent estimated outplacement services costs for a senior executive obtained from an outplacement vendor used by the company.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)	A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $7,998,633 for Mr. Chabraja, $602,508 for Mr. Redd, $1,561,974 for Mr. DeMuro, $1,503,961 for Mr. Hall and $516,529 for Mr. Savner.

(viii)	In addition, Mr. Chabraja would receive the lump-sum cash payment described in item (iv) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $66,958,974 for Mr. Chabraja, $8,184,787 for Mr. Redd, $14,535,996 for Mr. DeMuro, $12,842,715 for Mr. Hall and $9,579,011 for Mr. Savner. The totals include the accelerated value of the equity awards, any required tax gross-up payments for excise taxes, and the value of the payments and benefits listed above.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report.

Six directors serve on the Compensation Committee:

George A. Joulwan (chair), James S. Crown, William P. Fricks,	Charles H. Goodman, Jay L. Johnson and Lester L. Lyles.

None of these directors is an officer or employee of the company. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
James S. Crown
William P. Fricks
Charles H. Goodman
Jay L. Johnson
Lester L. Lyles

March 4, 2008

Executive Officers

All executive officers of the company are appointed annually. No executive officer of the company was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions of the company’s executive officers held for at least the last five years as of March 10, 2008, were as follows:

Name, Position and Office	Age
John P. Casey – Vice President of the company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 – October 2003	53

Nicholas D. Chabraja – Chairman of the Board of Directors of the company and Chief Executive Officer since June 1997; Vice Chairman, December 1996 – May 1997; Executive Vice President, March 1994 –December 1996	65

Michael E. Chandler – Vice President of the company and President of General Dynamics Information Technology since October 2001. Mr. Chandler will retire effective March 31, 2008. S. Daniel Johnson, who currently serves as Executive Vice President of General Dynamics Information Technology, will succeed Mr. Chandler as Vice President of the company and President of General Dynamics Information Technology on April 1, 2008.	63

Gerard J. DeMuro – Executive Vice President, Information Systems and Technology, since October 2003; Vice President of the company, February 2000 – October 2003; President of General Dynamics C4 Systems, August 2001 – October 2003	52

Charles M. Hall – Executive Vice President, Combat Systems, since July 2005; Vice President of the company and President of General Dynamics Land Systems, September 1999 – July 2005	56

David K. Heebner – Senior Vice President of the company since May 2002; President of General Dynamics Land Systems since July 2005; Senior Vice President, Planning and Development, May 2002 – July 2005; Vice President, Strategic Planning, January 2000 – May 2002	63

Joseph T. Lombardo – Executive Vice President, Aerospace, and President of Gulfstream Aerospace Corporation since April 2007; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace Corporation, May 2002 – April 2007	60

Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006; Vice President and General Manager, General Dynamics Communications Systems, September 1999 – November 2003	48

Phebe N. Novakovic – Senior Vice President, Planning and Development, since July 2005; Vice President, Strategic Planning, October 2002 – July 2005	50

Walter M. Oliver – Senior Vice President, Human Resources and Administration, since March 2002; Vice President, Human Resources and Administration, January 2001 – March 2002	62

L. Hugh Redd – Senior Vice President and Chief Financial Officer since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	50

David A. Savner – Senior Vice President, General Counsel and Secretary since May 1999; Senior Vice President – Law and Secretary, April 1998 – May 1999	63

John W. Schwartz – Vice President and Controller since March 1998	51

Michael W. Toner – Executive Vice President, Marine Systems, since March 2003; Vice President of the company and President of Electric Boat Corporation, January 2000 – October 2003	64

Lewis F. Von Thaer – Vice President of the company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations, of General Dynamics Advanced Information Systems, November 2003 – March 2005; Vice President of General Dynamics Advanced Information Systems, October 2001 – November 2003	47

Security Ownership of Management

The following table provides information as of March 10, 2008, on the beneficial ownership of Common Stock by (1) each director and nominee for director of the company, (2) each of the named executive officers and (3) all directors and executive officers of the company as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 10, 2008 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Nicholas D. Chabraja	3,532,140	*	0	3,532,140
James S. Crown (d)	16,042,119	4.0%	2,378	16,044,497
William P. Fricks	53,735	*	0	53,735
Charles H. Goodman (e)	8,306,759	2.0%	11,119	8,317,878
Jay L. Johnson	25,411	*	0	25,411
George A. Joulwan	23,841	*	5,682	29,523
Paul G. Kaminski	43,749	*	4,190	47,939
John M. Keane	19,899	*	0	19,899
Deborah J. Lucas	8,640	*	0	8,640
Lester L. Lyles	21,683	*	0	21,683
Carl E. Mundy, Jr.	28,031	*	7,390	35,421
J. Christopher Reyes	460	*	0	460
Robert Walmsley	19,028	*	0	19,028

Named Executive Officers
L. Hugh Redd	121,376	*	0	121,376
Gerard J. DeMuro	347,404	*	0	347,404
Charles M. Hall	207,863	*	0	207,863
David A. Savner	337,243	*	0	337,243

Directors and Executive Officers as a Group (27 individuals)	30,861,843	7.6%	30,759	30,892,602
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 10, 2008, as follows: (i) Mr. Chabraja – 1,712,950 shares; Mr. Redd – 69,980 shares; Mr. DeMuro – 248,300 shares; Mr. Hall – 101,550 shares; and Mr. Savner – 192,514 shares; (ii) other directors of the company – 171,380 shares; and (iii) other executive officers of the company – 1,750,177 shares.
(c)	Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.
(d)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown has shared investment and voting power with respect to 16,042,119 shares. Of the 16,042,119 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 5,252,193 shares are pledged as collateral for bank borrowings by entities in which Mr. Crown holds interests.
(e)	Based solely on information provided on behalf of Mr. Goodman. Mr. Goodman has shared investment and voting power with respect to 8,306,759 shares. Of the 8,306,759 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to 8,145,312 shares, except to the extent of his beneficial interest in the entities that own such shares.

Security Ownership of Certain Beneficial Owners

The following table provides information as of March 10, 2008, with respect to the number of shares of Common Stock owned by each person known by the company to be the beneficial owner of more than 5 percent of the Common Stock.

	Common Stock Beneficially Owned as of March 10, 2008 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class
Longview Asset Management, LLC (b) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,378,353	8.3%

The Northern Trust Company (c) 50 South LaSalle Street Chicago, Illinois 60675	33,451,268	8.4%

Marsico Capital Management, LLC (d) 1200 17th Street, Suite 100 Denver, Colorado 80202	23,080,425	5.7%
(a)	The information for Marsico Capital Management, LLC (Marsico Capital) is as of December 31, 2007.
(b)	This information is based solely on information provided on behalf of Mr. Crown and Mr. Goodman. Longview Asset Management, LLC (Longview), a registered investment advisor, manages the Common Stock held by a number of persons, including Mr. Crown, Mr. Goodman, and members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,378,353 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(c)	Northern Trust is the trustee of the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees.
(d)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, by Marsico Capital.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007, regarding Common Stock that may be issued under the company’s equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	15,839,983	$60.83	20,241,582

Equity compensation plans not approved by shareholders	—	—	—

Total (a)	15,839,983	$60.83	20,241,582
(a)	As of December 31, 2007, there were 35,588 stock options available for exercise with a weighted-average price of $21.50 in equity compensation plans assumed by the company in connection with its acquisition of Gulfstream Aerospace Corporation in 1999. No additional awards or grants may be made under those plans.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

Six directors serve on the Audit Committee:

William P. Fricks (chair), James S. Crown, John M. Keane,	Deborah J. Lucas, Lester L. Lyles, and Carl E. Mundy, Jr.

None of these directors is an officer or employee of the company. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks is an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 11 meetings in 2007.

The Audit Committee has reviewed and discussed with management and KPMG, the company’s independent auditors for 2007, the company’s audited financial statements as of December 31, 2007, and for the year ending on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required by Statement on Auditing Standards No. 114, The Auditors’ Communication with Those Charged with Governance, by the Auditing Standards Board of the American Institute of Certified Public Accountants (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Audit Committee also has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair

James S. Crown

John M. Keane

Deborah J. Lucas

Lester L. Lyles

Carl E. Mundy, Jr.

March 4, 2008

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG as the company’s independent auditors for 2008. Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2008 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as the company’s independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of the company’s annual consolidated financial statements for the years 2007 and 2006, and fees billed for other services rendered by KPMG during those years.

	2007	2006
Audit Fees (a)	$17,664,044	$16,991,154
Audit-related Fees (b)	1,323,457	1,140,368
Tax Fees (c)	2,399,722	1,633,737
All Other Fees	—	—

Total Fees	$21,387,223	$19,765,259

(a)	Audit fees are fees for professional services performed by KPMG for the audit of the company’s consolidated annual financial statements (including the audit of internal control over financial reporting) and review of the company’s consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of the company’s annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by its independent auditors. In the first quarter of each year, the Audit Committee determines whether to approve all audit and permitted non-audit services proposed to be performed during the following 12 months by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Ethical Criteria for Military Contracts

(Proposal 3)

The company has been advised by the Sisters of Mercy of the Americas, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, owner of 1,300 shares of Common Stock, the Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223-0969, owner of 100 shares of Common Stock, and the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, owner of 40 shares of Common Stock, that they intend to present the following shareholder proposal at the Annual Meeting. The company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

2008: Ethical Criteria for Military Contracts

RESOLVED: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statement of ethical criteria for military production-related contract bids, awards and contract execution and report the results of this process to shareholders within six months of this year’s annual meeting.

SUPPORTING STATEMENT

General Dynamics, like other global corporations, faces increasingly complex ethical challenges as the international, social, cultural, economic and political context within which it operates changes. We believe decisions to produce and sell weapons may have grave consequences for the lives and freedom of peoples worldwide when the company has not considered its responsibility for its decisions. Thus, we suggest our company’s responsibilities include analyzing the effects of its business decisions as they impact employees, communities, nations and a sustainable environmental future.

Because General Dynamics ranked 4th largest Department of Defense contractor in FY2006 with $11.5 billion in defense revenue (Government Executive, 8/15/07) and 6th at $16.6 billion in SIPRI’s list of 100 largest arms-producing companies in the world for 2005, we believe our company must evaluate the decisions made when bidding on such work. That bidding/contract process should follow a defined format and include clear, concise criteria and policies. Such practices are consistent with those of the U.S. Armed Forces, which, for example, regularly utilize military lawyers and other experts to evaluate the prospective use of particular strategies and weapons according to the ethical standards reflected in the Geneva Conventions and other norms of international law.

We recommend that the criteria/standards include:

•	ethical business practices such that human rights and fair labor standards are upheld;

•	strategies for stability of U.S. worker employment, including alternate production plans and funding sources when political or other decisions terminate contracts;

•

guidelines derived after critical study of political and civil stability of countries, regional warfare such as in Iraq and other Middle East countries and before sale of weapons, weapons parts and dual-use technology;

•	disclosure of sales and other arrangements with local security forces;

•	practices ensuring designated customer so as to prevent smuggling and unintended third party sales;

•	consideration of the effects of contract execution on a sustainable environment. These might include long-term environmental impact studies, management of waste or toxic releases and transfers;

•	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with procedures for remediation, when required; and

•	processes that ensure that the principles of the common good and the integrity of creation are respected when making decisions about bidding on contracts.

We believe careful, values-based review of contracts on which management bids, whether for research and development, production or foreign sales, is crucial for continued public acceptance of our company as an ethical entity entitled to derive profit from armament manufacturing.

Statement by the Board of Directors AGAINST the Ethical Criteria for Military Contracts Proposal

This proposal asks your Board to review and, if necessary, amend our company’s code of conduct and ethical criteria for bidding on military production-related programs. Based on our reading of the supporting statement, we believe that the proponent is asking us to bid only on contracts that conform to a wide spectrum of criteria, including the impact of the use of military equipment on people, their economies and their societies and the integrity of creation. We believe this proposal is not in the interest of our company or our shareholders.

We believe that ethical business is by definition good business. For that reason, we follow practices that respect our employees and our customers. We also believe in sustainable business practices, which include supporting the communities in which we work and protecting our environment. Our adherence to these principles is evidenced in two core documents, the General Dynamics Standards of Business Ethics and Conduct Handbook and our Sustainability Report. The Ethics Handbook establishes stringent criteria to guide company business decisions. The Sustainability Report articulates the company’s focus on maintaining the trust and confidence of our shareholder, customer, employee and community constituencies. Any shareholder interested in reviewing these documents can do so on the company’s website at www.generaldynamics.com.

The majority of General Dynamics’ business involves the development and supply of products and technologies to the United States government, primarily the U.S. military. In pursuing these opportunities, we comply with all U.S. government laws and regulations, including those governing the sale of military products domestically, or their export overseas. We believe that our responsibility is to conduct our business ethically, to provide our shareholders with a fair return and to fulfill our commitments. Those commitments include supporting the U.S. military with programs and services that may not always be popular. We understand that, but believe that decisions about what types of weapons to buy, where to sell them and how to use them are inherently governmental responsibilities. These national security decisions are the purview of elected officials, not your company’s management.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Special Shareholder Meetings

(Proposal 4)

The company has been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. The company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

4 – Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents in order that there is no restriction on the shareholder right to call a special meeting, compared to the standard allowed by applicable law on calling a special meeting.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important regarding a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Eighteen (18) proposals on this topic averaged 56%-support in 2007 – including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services). Fidelity and Vanguard support a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor this right.

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

•  The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in Overall Board Effectiveness.

“Very High Concern” in executive pay.

“High Governance Risk Assessment.”

•  Our CEO, Mr. Chabraja, was paid $32 million in 2006 and Mr. Joulwan chaired our executive pay committee.

•  Mr. Chabraja’s other compensation of $453,000 was 5-times the median for the aerospace and defense sector.

•  Mr. Chabraja had $270,000 in personal use of corporate aircraft.

•  The high level of perks raises concerns over the alignment of executive interests with shareholder interests according to The Corporate Library.

•  Plus none of our directors served on more boards than Mr. Chabraja.

•  We did not have an Independent Chairman nor even a Lead Director – Independent oversight concern.

Additionally:

•  We had no shareholder right to:

1) Cumulative voting.

2) Call a special meeting.

•  Poison pill: Our directors can adopt a poison pill that is never subject to a shareholder vote.

•  Two directors had 16 or 20-years tenure – Independence concern:

Mr. Goodman

Mr. Crown

•  Mr. Crown was designated as an “Accelerated Vesting” director by The Corporate Library. This was due to his involvement with a board that sped up stock option vesting in order to avoid recognizing the related cost.

The above concerns shows there is room for improvement and reinforces the reason to encourage our board to respond positively to this proposal:

Special Shareholder Meetings –

Yes on 4

Statement by the Board of Directors AGAINST the Special Shareholder Meetings Proposal

Contrary to reasonable notions of good governance, this proposal requests that shareholders have the unrestricted ability to call a special meeting of the shareholders of the company to vote on “important matters.” Your Board believes that this proposal fails to recognize the approval rights already provided to shareholders by existing governance provisions and the approval rights and procedures established by the laws and rules under which our company operates.

Delaware law provides that important matters such as entering into merger agreements or charter amendments (the primary means of effecting acquisitions and restructurings) must first be approved by the Board and then submitted to shareholders for approval. The rules of the New York Stock Exchange require the company’s shareholders to approve certain issuances of stock equaling 20 percent or more of the number of outstanding shares of stock, a change of control of the company and certain equity compensation plans or material amendments to existing plans.

In addition to these specific instances that require shareholder approval, your Board has a fiduciary duty to you, the company’s shareholders. Pursuant to this duty, your Board manages the affairs of the company in accordance with its sound business judgment, a responsibility that includes determining when a matter is appropriate for shareholder consideration. The proven active leadership and strong independence of the Board you have elected further ensure that your interests are considered.

From a practical standpoint this proposal is inexecutable and irresponsible. Special meetings are expensive, time-consuming and divert management attention and should be called only for significant legal, fiduciary or strategic matters that require immediate shareholder attention as determined by the Board. Under this proposal it is possible that a small, special-interest shareholder could call numerous meetings, imposing his or her limited agenda on the entire shareholder body and the company.

In addition to the substantive flaws in this proposal, this shareholder has once again devoted the majority of his discussion to attacks on the company, our management and the Board. This is the fourth year in a row that he has included misleading allegations about the governance of the company. We believe that this shareholder neither understands your company nor offers proposals in its best interest or in the best interests of its shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Oth er Information

Additional Shareho lder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the enclosed proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Re porting Compliance

Section 16(a) of the Exchange Act requires the company’s officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of the company’s stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the company with copies of these forms. To the company’s knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to it, all the officers and directors of the company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2007, except for James S. Crown, Charles H. Goodman, George A. Joulwan, Paul G. Kaminski and Carl E. Mundy, Jr., who due to an administrative error by the company did not file in a timely manner a report regarding a grant of phantom stock units. Currently, no one holds more than 10 percent of our Common Stock.

Shareholder Proposals for 2009 An nual Meeting of Shareholders

If you wish to submit a proposal for inclusion in the company’s proxy materials to be distributed in connection with the 2009 annual meeting, your written proposal must comply with the rules of the Securities and Exchange Commission and be received by us no later than November 21, 2008. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2009 annual meeting that is not to be included in the company’s proxy materials, you must comply with the various requirements established in the company’s Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to the corporate secretary of the company at the address in the preceding paragraph no earlier than January 7, 2009, and no later than February 6, 2009.

Annual Report on Form 10- K

The Annual Report, which includes the company’s Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. General Dynamics will furnish to any shareholder, without charge, a copy of our 2007 Annual Report, as filed with the Securities and Exchange Commission. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, 703-876-3195. The Form 10-K and other public filings are also available through the Securities and Exchange Commission’s website at www.sec.gov and on the company’s website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareh olders Sharing an Address

General Dynamics will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and/or Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of the company’s annual report and/or proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 21, 2008

GENERAL DYNAMICS

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 6, 2008. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on May 5, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/gd

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Outside the United States, Canada & Puerto Rico, call1-781-575-2300 on a touch tone telephone. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

09—D.J. Lucas 1. Election of Directors: For Against Abstain For Against Abstain

01—N.D. Chabraja 05—J.L. Johnson 10—L.L. Lyles 02—J.S. Crown 06—G.A. Joulwan 11—C.E. Mundy, Jr. 03—W.P. Fricks 07—P.G. Kaminski 12—J. C. Reyes 04—C.H. Goodman 08—J.M. Keane 13—R. Walmsley

For Against Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

For Against Abstain

2. Selection of Independent Auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

For Against Abstain

3. Shareholder proposal with regard to Ethical Criteria for Military Contracts 4. Shareholder proposal with regard to Special Shareholder Meetings

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE,GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

001CD40033 00UGFF 1 U P X

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2008 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints NICHOLAS D. CHABRAJA, DAVID A. SAVNER and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2008 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

C Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.